EXHIBIT 21

Subsidiaries of

National Vision, Inc.

Mexican Vision Associates Operadora, S. de R.L. de C.V.

Mexican Vision Associates Servicios, S. de R.L. de C.V.

Mexican Vision Associates, S.A. de C.V.

NVAL Healthcare Systems, Inc.

NVAL Visioncare Systems of California, Inc.